EXHIBIT 99.1

THERAPEUTICS THE AMBULATORY O2 SPECIALISTS!	FOR IMMEDIATE RELEASE	21622 PLUMMER STREET CHATSWORTH, CA 91311 TOLL FREE: 800.432.8870 PHONE: 818.882.0883 MAIN FAX: 818.882.1809

COMPANY CONTACT: EARL L. YAGER PRESIDENT WWW.CHADTHERAPEUTICS.COM		INVESTOR CONTACT: NEIL BERKMAN ASSOCIATES (310)277-5162 INFO@BERKMANASSOCIATES.COM

CHAD Therapeutics Announces Intangible Asset Write-Off

     CHATSWORTH, California, April 17, 2003 . . . CHAD Therapeutics, Inc. (ASE:CTU), a producer and distributor of oxygen conserving devices and oxygen systems for pulmonary patients who need supplementary oxygen, today announced that it will write off the intangible license fee asset related to its TOTAL O2® delivery system. The write-off under FASB Statement No. 144, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of (“FAS 144”), will result in a one-time, non-cash charge of $943,000 (before income taxes) in the fourth quarter ended March 31, 2003.

     Annual amortization expense related to the TOTAL O2 system license fee asset amounted to $107,000.

     Thomas E. Jones, Chief Executive Officer, said, “We are required by FAS 144 to write off this asset because of modest current sales of the TOTAL O2 system. However, we continue to support this proprietary product and believe that it will be successful in the home respiratory marketplace. As previously reported, we have taken a number of steps over the past two years to correct manufacturing and supplier issues that have affected the success of the TOTAL O2 system, and we believe that these issues have now been corrected. The TOTAL O2 system provides a safe, reliable and efficient means for patients to fill their portable oxygen cylinders at home and thereby gain independence and complete control over their oxygen supplies. At the same time, the system can help home healthcare providers reduce service and delivery costs and cylinder inventories, yielding savings which quickly offset the higher initial capital cost of the TOTAL O2 system. We believe that these compelling patient benefits and cost savings ultimately will lead to increased market penetration for this technology.”

About CHAD Therapeutics

     CHAD Therapeutics, Inc. is in the business of developing, producing and marketing respiratory care devices designed to improve the efficiency of oxygen delivery systems for home health care and hospital treatment of patients suffering from pulmonary diseases. For more information, visit www.CHADtherapeutics.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995.

     The foregoing statements regarding prospects for future earnings and revenues, future sales trends for the total o2 delivery system are forward-looking statements that involve certain risks and uncertainties. A number of important factors could cause actual results to differ materially from those contemplated by such forward-looking statements. These include the loss of one or more major customers, increased competition, the introduction of new products with perceived competitive advantages over the total o2 delivery system and changes or proposed changes in health care reimbursement which affect home care providers. Moreover, the success of the total o2 delivery system will depend on their efficacy, reliability and the health care community’s perception of its’ capabilities and benefits and the degree of acceptance it achieves among homecare providers. Additional factors that could cause actual results to differ materially from those contemplated in this press release can be found in the company’s annual and quarterly reports filed with the securities and exchange commission under the caption “outlook: issues and risks.”

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CHAD, OXYMATIC, OXYMIZER, OXYLITE, and TOTAL O2 are Registered Trademarks of Chad Therapeutics, Inc.
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